Exhibit 99.1

THE WENDY’S COMPANY REPORTS THIRD QUARTER 2020 RESULTS

Dublin, Ohio (November 4, 2020) - The Wendy’s Company (Nasdaq: WEN) today reported unaudited results for the third quarter ended September 27, 2020.

“In the third quarter we posted our highest Global same-restaurant sales growth performance in over 15 years on top of outsized growth in the prior year.” President and Chief Executive Officer Todd Penegor said. “In addition to these very strong sales, our restaurant economic model continues to strengthen, with Company-operated restaurant margin expansion compared to the prior year, despite significant commodity headwinds. We remain focused on our goal of delivering efficient, accelerated growth behind our three major long-term growth pillars: building our breakfast daypart, growing our digital business, and expanding our International footprint. With the momentum we have in our business, I am more confident than ever that we will achieve our vision of becoming the world’s most thriving and beloved restaurant brand.”

Third Quarter 2020 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights	Third Quarter		Year-to-Date
	2020	2019	2020	2019
Systemwide Sales Growth(1)
U.S.	7.9%	5.8%	1.6%	3.6%
International(2)	(3.5)%	4.6%	(9.3)%	8.3%
Global	6.7%	5.7%	0.5%	4.1%
Same-Restaurant Sales Growth(1)
U.S.	7.0%	4.5%	0.9%	2.4%
International(2)	(2.1)%	3.3%	(7.3)%	3.3%
Global	6.1%	4.4%	—%	2.5%
Restaurant Openings
U.S. - Total / Net	27 /12	24 /12	73 / 22	68 / 15
International - Total / Net	6 / (4)	16 / 12	23 / 4	43 / 17
Global - Total / Net	33 / 8	40 / 24	96 / 26	111 / 32
Systemwide Sales (In US$ Millions)(3)
U.S.	$2,692	$2,495	$7,436	$7,316
International(2)	$291	$303	$784	$877
Global	$2,983	$2,798	$8,220	$8,193
Global Reimaging Completion Percentage			62%	56%

(1) Systemwide sales growth and same-restaurant sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants.

(2) Excludes Venezuela and Argentina.

(3) Systemwide sales include sales at both Company-operated and franchise restaurants.

Financial Highlights	Third Quarter			Year-to-Date
	2020	2019	B / (W)	2020	2019	B / (W)
(In Millions Except Per Share Amounts)	(Unaudited)			(Unaudited)
Total Revenues	$452.2	$437.9	3.3%	$1,259.5	$1,281.8	(1.7)%
Adjusted Revenues(1)	$367.5	$351.1	4.7%	$1,018.0	$1,027.9	(1.0)%
Company-Operated Restaurant Margin	16.9%	16.2%	0.7%	13.9%	15.9%	(2.0)%
General and Administrative Expense	$47.3	$46.2	(2.4)%	$147.6	$146.3	(0.9)%
Operating Profit	$81.3	$79.0	2.9%	$190.7	$225.9	(15.6)%
Net Income	$39.8	$46.1	(13.7)%	$79.1	$110.4	(28.4)%
Adjusted EBITDA	$118.8	$109.9	8.1%	$305.6	$329.4	(7.2)%
Reported Diluted Earnings Per Share	$0.17	$0.20	(15.0)%	$0.35	$0.47	(25.5)%
Adjusted Earnings Per Share	$0.19	$0.19	—%	$0.40	$0.51	(21.6)%
Cash Flows from Operations				$205.8	$237.5	(13.3)%
Capital Expenditures				$(44.9)	$(41.0)	(9.5)%
Free Cash Flow(2)				$133.6	$192.3	(30.5)%

(1)	Total revenues less advertising funds revenue.
(2)	Cash flows from operations minus capital expenditures and the impact of our advertising funds.

Third Quarter Financial Highlights

Revenues and Adjusted Revenues

The increase in revenues and adjusted revenues was primarily driven by higher sales at Company-operated restaurants and by an increase in franchisee royalty revenue and fees. These were driven by an increase in same-restaurant sales which benefited from the positive impact of the Company’s new breakfast daypart in the U.S.

Company-Operated Restaurant Margin

The increase in Company-operated restaurant margin was primarily the result of a higher average check and lower than expected local advertising spend. The increase was partially offset by customer count declines as a result of the COVID-19 pandemic, higher commodity costs, and labor rate increases.

General and Administrative Expense

The increase in general and administrative expense reflects a $2.8 million reduction in a prior year legal reserve related to the financial institutions case. Excluding this reserve adjustment, general and administrative expense would have decreased by approximately $1.7 million, or 3 percent, primarily driven by a lower incentive compensation accrual and lower travel related expenses as a result of reduced travel due to the COVID-19 pandemic, partially offset by an increase in professional fees.

Operating Profit

The increase in operating profit resulted primarily from higher franchise royalty revenue and fees, lower franchise support and other costs, and an increase in Company-operated restaurant margin, partially offset by an incremental Company investment in breakfast advertising of $6.2 million, higher reorganization and realignment costs and a decrease in net rental income. The higher reorganization and realignment costs relate primarily to a new Operations and Field Realignment Plan that was initiated in September 2020. The plan realigns the Company’s restaurant operations team, including transitioning from separate leaders of Company and franchise operations to a single leader of all U.S. restaurant operations. The Company also expects to incur contract termination charges, including the planned closure of certain field offices.

Net Income

The decrease in net income resulted primarily from a higher provision for income taxes due to the impacts of a lower tax rate in the prior year, primarily as the result of a tax reserve release the Company recognized in Q3 2019.

Adjusted EBITDA

The increase in adjusted EBITDA resulted primarily from higher franchise royalty revenue and fees, lower franchise support and other costs, and an increase in Company-operated restaurant margin, partially offset by the incremental Company investment in breakfast advertising.

Adjusted Earnings Per Share

Adjusted earnings per share was flat compared to the prior year. It was impacted by an increase in adjusted EBITDA that was offset by the impact of a higher tax rate primarily as the result of a tax reserve release the Company recognized in Q3 2019.

Year to Date Free Cash Flow

The decrease in free cash flow resulted from a decrease in net cash provided by operating activities which was driven primarily by lower net income, the settlement of the financial institutions case, and a higher incentive compensation payout for the 2019 fiscal period paid in 2020. Excluding the $24.7 million payment related to the settlement of the financial institutions case, free cash flow would have been approximately $158.3 million.

Percent of Operating Restaurants (as of 9/27/2020)

	# of Total Restaurants	Percent Operating
U.S.	5,874	99.7%
International	940	94.5%

Global	6,814	99.0%

Company Increases Quarterly Dividend by 40%

The Company announced today a 40% increase in its regular quarterly cash dividend to 7 cents per share, payable on December 15, 2020 to shareholders of record as of December 1, 2020. The Company believes that its strengthening liquidity position, along with the momentum it is seeing in its business, supports this increase, while still leaving flexibility to invest in growth.

Share Repurchases

The Company repurchased 0.1 million shares for $1.7 million in the third quarter of 2020 and has repurchased 0.1 million shares for $2.0 million thus far in the fourth quarter of 2020. As of the date of this release, approximately $81.7 million remains available under the Company’s existing $100M share repurchase authorization that expires in February 2022.

Outlook

As previously announced, due to the current unprecedented global market and economic conditions, the Company withdrew its outlook for the 2020 fiscal year and its 2021-2024 long-term outlook. The Company intends to provide an updated financial outlook when it can reasonably estimate the impact of the COVID-19 pandemic or when more stable market conditions resume.

Conference Call and Webcast Scheduled for 8:30 a.m. Today, November 4

The Company will host a conference call on Wednesday, November 4 at 8:30 a.m. ET, with a simultaneous webcast from the Company’s Investor Relations website at www.irwendys.com. The related presentation materials will also be available on the Company’s Investor Relations website. The live conference call will be available by telephone at (866) 211-4759 for domestic callers and (647) 689-6752 for international callers. An archived webcast and presentation materials will be available on the Company’s Investor Relations website.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including statements regarding the impacts that the novel coronavirus (COVID-19) pandemic may have on our future operations and financial condition. Generally, forward-looking statements include the words “may,” “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimate,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address future operating, financial or business performance, strategies or initiatives, future efficiencies or savings, anticipated costs or charges, future capitalization, anticipated impacts of recent or pending investments or transactions and statements expressing general views about future results or brand health are forward-looking statements within the meaning of the Reform Act. Forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. For all such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by the Company’s forward-looking statements.

Many important factors could affect the Company’s future results and cause those results to differ materially from those expressed in or implied by the Company’s forward-looking statements. Such factors include, but are not limited to, the following: (1) the disruption to the Company’s business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on the Company’s results of operations, financial condition and prospects; (2) the impact of competition, including from outside the quick-service restaurant industry; (3) changes in consumer tastes and preferences, unemployment and discretionary consumer spending; (4) prevailing conditions and disruptions in the national and global economies, including areas with a high concentration of Wendy’s restaurants; (5) food safety events, including instances of food-borne illness, involving Wendy’s, its supply chain or other food service companies; (6) the success of the Company’s operating, promotional, marketing or new product development initiatives, including risks associated with its entry into the breakfast daypart across the U.S. system; (7) the Company’s ability to achieve its growth strategy through net new restaurant development, including the availability of suitable locations and terms, and the success of its Image Activation program, including the ability of reimaged restaurants to positively affect sales; (8) changes in commodity and other operating costs, including supply, distribution and labor costs; (9) the Company’s ability to attract and retain qualified restaurant personnel; (10) shortages or interruptions in the supply or distribution of food or other products and other risks associated with the Company’s independent supply chain purchasing co-op; (11) consumer concerns regarding the nutritional aspects of the Company’s products; (12) the effects of disease outbreaks, epidemics or pandemics; (13) the effects of negative publicity that can occur from socially relevant issues or the increased use of social media; (14) risks associated with the Company’s international operations, including its ability to achieve its international growth strategy; (15) risks associated with the Company’s digital commerce strategy, platforms and technologies, including its ability to adapt to changes in industry trends and consumer preferences; (16) the Company’s dependence on computer systems and information technology, including risks associated with the failure, interruption or breach of its systems or technology or other cyber incidents or deficiencies; (17) risks associated with the realignment and reinvestment of resources in the Company’s IT organization to accelerate growth and reallocation of resources to better support long-term growth strategies for Company and franchise operations; (18) the Company’s ability to effectively manage the acquisition and disposition of restaurants or successfully implement other strategic initiatives; (19) conditions beyond the Company’s control, such as adverse weather conditions, natural disasters, hostilities, social unrest or other catastrophic events; (20) the availability and cost of insurance; (21) the Company’s ability to protect its intellectual property; (22) the continued succession and retention of key personnel and the effectiveness of the Company’s leadership structure; (23) compliance with legal or regulatory requirements, the impact of legal or regulatory proceedings and risks associated with an increased focus on environmental, social and governance issues; (24) risks associated with leasing and owning significant amounts of real estate, including a decline in the value of the

Company’s real estate assets or liability for environmental matters; (25) the effects of charges for impairment of goodwill or other long-lived assets; (26) risks associated with the Company’s securitized financing facility and other debt agreements, including its overall debt levels and ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants and restrictions on the Company’s ability to raise additional capital; (27) the availability, terms and deployment of capital, including the amount and timing of equity and debt repurchases; (28) risks and uncertainties associated with the bankruptcy of the Company’s largest franchisee, NPC Quality Burgers, Inc.; and (29) other risks and uncertainties cited in the Company’s releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

In addition to the factors described above, there are risks associated with the Company’s predominantly franchised business model that could impact its results, performance and achievements. Such risks include the Company’s ability to identify, attract and retain experienced and qualified franchisees and effectively manage the transfer of restaurants between and among franchisees, the business and financial health of franchisees, the ability of franchisees to meet their royalty, advertising, development, reimaging and other commitments, participation by franchisees in brand strategies and the fact that franchisees are independent third parties that own, operate and are responsible for overseeing the operations of their restaurants. The Company’s predominantly franchised business model may also impact the ability of the Wendy’s system to effectively respond and adapt to market changes. Many of these risks have been or in the future may be heightened due to the business disruption and impact from the COVID-19 pandemic.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect the Company.

The Company assumes no obligation to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties.

There can be no assurance that any additional regular quarterly cash dividends will be declared or paid after the date hereof, or of the amount or timing of such dividends, if any. Future dividend payments, if any, are subject to applicable law, will be made at the discretion of the Board of Directors and will be based on factors such as the Company’s earnings, financial condition and cash requirements and other factors.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales.

The Company uses adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and systemwide sales are also used by the Company in establishing performance goals for purposes of executive compensation. The Company believes its presentation of adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted revenue, adjusted EBITDA, adjusted earnings per share and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes disclosure regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. Free cash flow is also used by the Company in establishing performance goals for purposes of executive compensation. The Company defines free cash flow as cash flows from operations minus (i) capital expenditures and (ii) the net change in the restricted operating assets and liabilities of the advertising funds and any excess/deficit of advertising funds revenue over advertising funds expense included in net income, as reported under GAAP. The impact of our advertising funds is excluded because the funds are used solely for advertising and are not available for the Company’s working capital needs. The Company may also make additional adjustments for certain non-recurring or unusual items as detailed in the reconciliation tables that accompany this release. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted revenue, adjusted EBITDA, adjusted earnings per share, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this release for additional information regarding certain of the non-GAAP financial measures included herein.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales, systemwide sales and Company-operated restaurant margin, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance.

Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. Restaurants temporarily closed for more than one fiscal week are excluded from same-restaurant sales.

Franchise restaurant sales are reported by our franchisees and represent their revenues from sales at franchised Wendy’s restaurants. Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and profitability.

Same-restaurant sales and systemwide sales exclude sales from Venezuela and Argentina due to the highly inflationary economies of those countries.

The Company calculates same-restaurant sales and systemwide sales growth on a constant currency basis. Constant currency results exclude the impact of foreign currency translation and are derived by translating current year results at prior year average exchange rates. The Company believes excluding the impact of foreign currency translation provides better year over year comparability.

Company-operated restaurant margin is defined as sales from Company-operated restaurants less cost of sales divided by sales from Company-operated restaurants. Cost of sales includes food and paper, restaurant labor and occupancy, advertising and other operating costs.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s Wonderful Kids® program, which seeks to find every child in the North American foster care system a loving, forever home. Today, Wendy’s and its franchisees employ hundreds of thousands of people across more than 6,800 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*	Fresh beef available in the contiguous U.S., Alaska, and Canada.

Investor Contact:

Greg Lemenchick

Senior Director - Investor Relations & Corporate FP&A

(614) 766-3977; greg.lemenchick@wendys.com

Media Contact:

Heidi Schauer

Senior Director - Corporate Communications & Customer Care

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Nine Month Periods Ended September 27, 2020 and September 29, 2019

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2020	2019	2020	2019
Revenues:
Sales	$191,946	$181,977	$522,961	$530,724
Franchise royalty revenue and fees	116,820	109,155	321,645	320,233
Franchise rental income	58,721	59,918	173,434	176,931
Advertising funds revenue	84,755	86,830	241,468	253,923

	452,242	437,880	1,259,508	1,281,811

Costs and expenses:
Cost of sales	159,545	152,425	450,170	446,096
Franchise support and other costs	5,960	9,739	19,427	19,823
Franchise rental expense	32,426	32,364	93,024	92,842
Advertising funds expense	92,048	87,883	253,353	257,031
General and administrative	47,322	46,169	147,553	146,266
Depreciation and amortization	32,966	33,306	98,726	97,975
System optimization gains, net	(23)	(1,040)	(2,333)	(1,162)
Reorganization and realignment costs	3,375	403	10,196	4,771
Impairment of long-lived assets	23	—	4,727	1,684
Other operating income, net	(2,748)	(2,392)	(6,076)	(9,377)

	370,894	358,857	1,068,767	1,055,949

Operating profit	81,348	79,023	190,741	225,862
Interest expense, net	(29,086)	(27,930)	(86,696)	(86,943)
Loss on early extinguishment of debt	—	—	—	(7,150)
Other income, net	181	2,218	1,113	7,165

Income before income taxes	52,443	53,311	105,158	138,934
Provision for income taxes	(12,690)	(7,184)	(26,060)	(28,527)

Net income	$39,753	$46,127	$79,098	$110,407

Net income per share:
Basic	$.18	$.20	$.35	$.48
Diluted	.17	.20	.35	.47

Number of shares used to calculate basic income per share	223,907	230,723	223,521	230,779

Number of shares used to calculate diluted income per share	228,317	235,718	227,833	235,901

The Wendy’s Company and Subsidiaries

Condensed Consolidated Balance Sheets

As of September 27, 2020 and December 29, 2019

(In Thousands Except Par Value)

(Unaudited)

	September 27, 2020	December 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$313,187	$300,195
Restricted cash	38,460	34,539
Accounts and notes receivable, net	100,125	117,461
Inventories	4,604	3,891
Prepaid expenses and other current assets	34,825	15,585
Advertising funds restricted assets	116,535	82,376

Total current assets	607,736	554,047
Properties	922,717	977,000
Finance lease assets	207,933	200,144
Operating lease assets	827,123	857,199
Goodwill	749,670	755,911
Other intangible assets	1,229,343	1,247,212
Investments	43,422	45,949
Net investment in sales-type and direct financing leases	259,588	256,606
Other assets	115,492	100,461

Total assets	$4,963,024	$4,994,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$35,358	$22,750
Current portion of finance lease liabilities	11,438	11,005
Current portion of operating lease liabilities	44,677	43,775
Accounts payable	18,014	22,701
Accrued expenses and other current liabilities	124,143	165,272
Advertising funds restricted liabilities	126,620	84,195

Total current liabilities	360,250	349,698
Long-term debt	2,226,243	2,257,561
Long-term finance lease liabilities	498,584	480,847
Long-term operating lease liabilities	869,161	897,737
Deferred income taxes	276,273	270,759
Deferred franchise fees	88,834	91,790
Other liabilities	122,144	129,778

Total liabilities	4,441,489	4,478,170

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 224,081 and 224,889 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,896,767	2,874,001
Retained earnings	215,635	185,725
Common stock held in treasury, at cost; 246,343 and 245,535 shares, respectively	(2,578,943)	(2,536,581)
Accumulated other comprehensive loss	(58,966)	(53,828)

Total stockholders’ equity	521,535	516,359

Total liabilities and stockholders’ equity	$4,963,024	$4,994,529

The Wendy’s Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Nine Month Periods Ended September 27, 2020 and September 29, 2019

(In Thousands)

(Unaudited)

	Nine Months Ended
	2020	2019
Cash flows from operating activities:
Net income	$79,098	$110,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,726	97,975
Share-based compensation	15,112	13,989
Impairment of long-lived assets	4,727	1,684
Deferred income tax	5,878	5,524
Non-cash rental expense, net	19,967	18,722
Change in operating lease liabilities	(29,539)	(31,481)
Net receipt of deferred vendor incentives	5,061	2,269
System optimization gains, net	(2,333)	(1,162)
Distributions received from joint ventures, net of equity in earnings	1,187	2,926
Long-term debt-related activities, net	4,866	12,386
Changes in operating assets and liabilities and other, net	3,009	4,261

Net cash provided by operating activities	205,759	237,500

Cash flows from investing activities:
Capital expenditures	(44,876)	(40,984)
Acquisitions	—	(5,052)
Dispositions	3,570	2,038
Proceeds from sale of investments	169	130
Notes receivable, net	138	(1,834)

Net cash used in investing activities	(40,999)	(45,702)

Cash flows from financing activities:
Proceeds from long-term debt	153,315	850,000
Repayments of long-term debt	(174,959)	(883,564)
Repayments of finance lease liabilities	(5,850)	(5,178)
Deferred financing costs	(2,122)	(14,008)
Repurchases of common stock	(46,667)	(76,948)
Dividends	(49,176)	(69,280)
Proceeds from stock option exercises	15,540	24,069
Payments related to tax withholding for share-based compensation	(5,409)	(8,447)

Net cash used in financing activities	(115,328)	(183,356)

Net cash provided by operations before effect of exchange rate changes on cash	49,432	8,442
Effect of exchange rate changes on cash	(1,715)	2,755

Net increase in cash, cash equivalents and restricted cash	47,717	11,197
Cash, cash equivalents and restricted cash at beginning of period	358,707	486,512

Cash, cash equivalents and restricted cash at end of period	$406,424	$497,709

Supplemental non-cash investing and financing activities:
Capital expenditures included in accounts payable	$4,789	$7,582
Finance leases	24,617	34,084

	September 27, 2020	December 29, 2019

Reconciliation of cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$313,187	$300,195
Restricted cash	38,460	34,539
Restricted cash, included in Advertising funds restricted assets	54,777	23,973

Total cash, cash equivalents and restricted cash	$406,424	$358,707

The Wendy’s Company and Subsidiaries

Reconciliations of Net Income to Adjusted EBITDA and Revenues to Adjusted Revenues

Three and Nine Month Periods Ended September 27, 2020 and September 29, 2019

(In Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2020	2019	2020	2019
Net income	$39,753	$46,127	$79,098	$110,407
Provision for income taxes	12,690	7,184	26,060	28,527

Income before income taxes	52,443	53,311	105,158	138,934
Other income, net	(181)	(2,218)	(1,113)	(7,165)
Loss on early extinguishment of debt	—	—	—	7,150
Interest expense, net	29,086	27,930	86,696	86,943

Operating profit	81,348	79,023	190,741	225,862
Plus (less):
Advertising funds revenue	(84,755)	(86,830)	(241,468)	(253,923)
Advertising funds expense (a)	85,895	87,883	245,015	257,031
Depreciation and amortization	32,966	33,306	98,726	97,975
System optimization gains, net	(23)	(1,040)	(2,333)	(1,162)
Reorganization and realignment costs	3,375	403	10,196	4,771
Impairment of long-lived assets	23	—	4,727	1,684
Legal reserve for Financial Institutions case	—	(2,829)	—	(2,829)

Adjusted EBITDA	$118,829	$109,916	$305,604	$329,409

Revenues	$452,242	$437,880	$1,259,508	$1,281,811
Less:
Advertising funds revenue	(84,755)	(86,830)	(241,468)	(253,923)

Adjusted revenues	$367,487	$351,050	$1,018,040	$1,027,888

(a)

For the three and nine months ended September 27, 2020, excludes advertising funds expense of $6,153 and $8,338, respectively, related to the expected Company funding of incremental advertising during 2020.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

Three and Nine Month Periods Ended September 27, 2020 and September 29, 2019

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2020	2019	2020	2019
Net income	$39,753	$46,127	$79,098	$110,407

Plus (less):
Advertising funds revenue	(84,755)	(86,830)	(241,468)	(253,923)
Advertising funds expense (a)	85,895	87,883	245,015	257,031
System optimization gains, net	(23)	(1,040)	(2,333)	(1,162)
Reorganization and realignment costs	3,375	403	10,196	4,771
Impairment of long-lived assets	23	—	4,727	1,684
Loss on early extinguishment of debt	—	—	—	7,150
Legal reserve for Financial Institutions case	—	(2,829)	—	(2,829)

Total adjustments	4,515	(2,413)	16,137	12,722
Income tax impact on adjustments (b)	(868)	951	(4,566)	(2,621)

Total adjustments, net of income taxes	3,647	(1,462)	11,571	10,101

Adjusted income	$43,400	$44,665	$90,669	$120,508

Diluted earnings per share	$.17	$.20	$.35	$.47
Total adjustments per share, net of income taxes	.02	(.01)	.05	.04

Adjusted earnings per share	$.19	$.19	$.40	$.51

(a)

For the three and nine months ended September 27, 2020, excludes advertising funds expense of $6,153 and $8,338, respectively, related to the expected Company funding of incremental advertising during 2020.

(b)

The provision for (benefit from) income taxes on “System optimization gains, net” was $6 and $319 for the three months ended September 27, 2020 and September 29, 2019, respectively, and $(728) and $108 for the nine months ended September 27, 2020 and September 29, 2019, respectively. The benefit from income taxes on all other adjustments (excluding the advertising funds adjustments) was calculated using an effective tax rate of 25.72% and 26.08% for the three months ended September 27, 2020 and September 29, 2019, respectively, and 25.72% and 25.32% for the nine months ended September 27, 2020 and September 29, 2019, respectively.

The Wendy’s Company and Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Nine Month Periods Ended September 27, 2020 and September 29, 2019

(In Thousands)

(Unaudited)

	Nine Months Ended
	2020	2019
Net cash provided by operating activities	$205,759	$237,500
Less:
Capital expenditures	(44,876)	(40,984)
Advertising funds impact (a)	(27,297)	(4,202)

Free cash flow	$133,586	$192,314

(a)

Represents the net change in the restricted operating assets and liabilities of our advertising funds, which is included in “Changes in operating assets and liabilities and other, net,” and the excess of advertising funds expense over advertising funds revenue, which is included in “Net income.”